POWER OF ATTORNEY


	The undersigned, a nominee for director of Georgia Power Company, hereby makes, constitutes, and appoints Myra C. Bierria, Melissa K. Caen, Laura O. Hewett and
Kristi L. Dow my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange
Commission, Form ID and Initial Statement of Beneficial Ownership of Securities,
Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in
Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of Georgia Power Company ceases, unless earlier revoked by me by written document delivered to the Secretary of Georgia
Power Company.

	Signed this 13th day of April, 2017.




			/s/
		Mark L. Burns